UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 3, 2011

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On March 3, 2011, Activision Publishing, Inc. (“Activision Publishing”), a subsidiary of Activision Blizzard, Inc. (the “Company”), and Brian Hodous entered into an amendment to Mr. Hodous’s employment agreement with Activision Publishing, dated as of July 31, 2009.

As so amended, Mr. Hodous’s term of employment with Activision Publishing under the agreement has been extended and will now expire on March 31, 2013, rather than July 31, 2011.

The amendment also memorialized the annual base salary increase provided to Mr. Hodous as part of the Company’s annual merit review, resulting in him receiving an annual base salary of $610,000 beginning on March 6, 2011.

In addition, Mr. Hodous was granted (1) a non-qualified stock option to purchase 50,000 shares of the Company’s common stock which will vest on March 31, 2013, (2) 55,000 restricted share units, each representing the right to receive one share of the Company’s common stock, which will vest on March 31, 2013, and (3) 40,000 performance-vesting restricted share units, each representing the right to receive one share of the Company’s common stock, half of which will vest on or about March 15, 2013 if the Company meets or exceeds the operating income objectives set forth in its annual operating plan for 2011 and half of which will vest on or about March 15, 2013 if the Company meets or exceeds the operating income objectives set forth in its annual operating plan for 2012, in each case subject to Mr. Hodous’s continued employment with Activision Publishing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2011	ACTIVISION BLIZZARD, INC.

	By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer